Exhibit 99

     Royal Grip and FM Precision Golf announce the signing of the definitive agreement to combine
                 Royal Grip announces first quarter 1997 results

Contact:Tom Schneider, VP-Finance, Royal Grip, Inc. (602) 829-9000; or
        Max Ramras or Joe Dorame, RCG Capital Markets Group, Inc. (602) 675-0400

(May 14, 1997) - Tempe, Arizona: Royal Grip, Inc. (NASDAQ: GRIP) and FM Precision Golf ("FM") announced that they have executed a definitive agreement to combine. FM is a privately-held golf shaft manufacturer based in Torrington, Connecticut with executive offices in Jackson Hole, Wyoming. Final terms of the agreement indicate that current Royal Grip security holders will own 30% and current FM security holders will own 70% of the fully diluted shares of the combined company. On completion of the merger, after approval by the Royal Grip shareholders and completion of other customary closing conditions, the new parent company will be called Royal Precision Inc. and is expected to be traded on the NASDAQ National Market System.

In addition, Royal Grip announced financial results for the quarter ended March 31, 1997. The Company reported revenues of $2.5 million and a net loss of $803,000 or $(0.29) per share, compared to revenues of $4.4 million and a net loss of $569,000, or $(0.21) per share for the same quarter last year.

Financial results for the first quarter of 1997 reflected lower sales due to startup delays related to the transition of the Company's grip manufacturing to Acushnet Rubber Company. Because of the startup delays, Acushnet provided a $400,000 credit to the Company to be used against future grip purchases. The credit was recorded as deferred revenue and therefore was not reflected in the first quarter results because Acushnet can reduce the credit in 1997 by exceeding certain grip production volumes. The Company has continued to reduce its selling and administrative costs resulting in a decrease of $464,000 for the first quarter of 1997 as compared to the same quarter last year.

Also, FM announced financial results for the nine months ended February 28, 1997. FM reported revenues of $15.7 million and pretax income of $1.3 million.

Danny Edwards, Chairman and Chief Executive Officer of Royal Grip commented, "We are excited to have finalized this part of the merger process. We can now look forward to having a stronger, more diversified company. After the merger, we will have a great combination of experience and expertise on our side."

Chris Johnston, President and Chief Executive officer of FM commented, "With the addition of Royal Grip to our Company, we believe that we will make a positive contribution to the golf industry. The long-term implications of the Acushnet alliance create a great deal of excitement with our shareholders. We will do everything we can to finalize this merger as soon as possible."

Royal Grip is a designer, manufacturer and distributor of high quality golf club grips and sports headwear. The Company's golf club grips feature innovative designs and compounds and are sold to leading club manufacturers, pro shops and retail golf centers. The Company's headwear operations produce high quality, customized golf and baseball-style caps for sale to team outfitters, college teams and bookstores and resorts and country clubs.

This press release includes statements which may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward looking statements. Factors which would cause or contribute to such differences include, but are not limited to factors detailed in the Company's Securities and Exchange Commission filings.

                         Royal Grip, Inc. and Subsidiary
                 Condensed Consolidated Statements of Operations

                                                         Three months ended
                                                               March 31

                                                         1997           1996
                                                     -----------    -----------
Net sales                                            $ 2,471,683    $ 4,357,621
Cost of goods sold                                     2,072,820      3,239,546
                                                     -----------    -----------
    Gross profit                                         398,863      1,118,075
Selling, general and administrative expenses           1,217,949      1,671,455
                                                     -----------    -----------
    Loss from operation                                 (819,086)      (553,380)
Other income (expenses), net                              15,671        (15,867)
                                                     -----------    -----------
    Loss before income tax benefit                      (803,415)      (569,247)
Income tax benefit                                          --             --
                                                     -----------    -----------
    Net loss                                         $  (803,415)   $  (569,247)
                                                     ===========    ===========
Net loss per share                                   $     (0.29)   $     (0.21)
                                                     ===========    ===========
Weighted average shares used in net loss per share     2,739,275      2,734,678
                                                     ===========    ===========


     See accompanying notes to condensed consolidated financial statements.
                                     --END--